UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934
(Amendment No. 3)*

Pacific Internet Limited

(Name of Issuer)

Ordinary Shares

(Title of Class of Securities)

Y66183-10-7

(CUSIP Number)

Attn: David Astwood
Connect Holdings Limited
Clarendon House, 2 Church Street,
Hamilton HM11, Bermuda
+1 441 299 4943

(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)

November 7, 2006

(Date of Event Which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See §240.13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be ‘‘filed’’ for the purpose of Section 18 of the Securities Exchange Act of 1934 (‘‘Act’’) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	Y66183-10-7

1	NAMES OF REPORTING PERSONS: Connect Holdings Limited I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):

(a) x (b)

3	SEC USE ONLY:

4	SOURCE OF FUNDS (SEE INSTRUCTIONS): OO

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2 (d) OR 2 (e):

6	CITIZENSHIP OR PLACE OF ORGANIZATION: Bermuda

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER: —
	8	SHARE VOTING POWER: 1,737,918 shares
	9	SOLE DISPOSITIVE POWER: —
	10	SHARED DISPOSITIVE POWER: 1,737,918 shares

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON: 1,737,918 shares

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11): 12.9%

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS): CO

1	NAMES OF REPORTING PERSONS: Connect International Limited I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):

(a) x (b)

3	SEC USE ONLY:

4	SOURCE OF FUNDS (SEE INSTRUCTIONS): OO

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2 (d) OR 2 (e):

6	CITIZENSHIP OR PLACE OF ORGANIZATION: Bermuda

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER: —
	8	SHARE VOTING POWER: 1,737,918 shares
	9	SOLE DISPOSITIVE POWER: —
	10	SHARED DISPOSITIVE POWER: 1,737,918 shares

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON: 1,737,918 shares

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11): 12.9%

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS): CO

1	NAMES OF REPORTING PERSONS: Ashmore Global Special Situations Fund Limited I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):

(a) x (b)

3	SEC USE ONLY:

4	SOURCE OF FUNDS (SEE INSTRUCTIONS): WC

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2 (d) OR 2 (e):

6	CITIZENSHIP OR PLACE OF ORGANIZATION: Guernsey

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER: —
	8	SHARE VOTING POWER: 1,737,918 shares
	9	SOLE DISPOSITIVE POWER: —
	10	SHARED DISPOSITIVE POWER: 1,737,918 shares

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON: 1,737,918 shares

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11): 12.9%

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS): CO

1	NAMES OF REPORTING PERSONS: Ashmore Global Special Situations Fund 2 Limited I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):

(a) x (b)

3	SEC USE ONLY:

4	SOURCE OF FUNDS (SEE INSTRUCTIONS): WC

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2 (d) OR 2 (e):

6	CITIZENSHIP OR PLACE OF ORGANIZATION: Guernsey

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER: —
	8	SHARE VOTING POWER: 1,737,918 shares
	9	SOLE DISPOSITIVE POWER: —
	10	SHARED DISPOSITIVE POWER: 1,737,918 shares

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON: 1,737,918 shares

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11): 12.9%

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS): CO

1	NAMES OF REPORTING PERSONS: Asset Holder PCC Limited re Ashmore Emerging Markets Liquid Investment Portfolio I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):

(a) x (b)

3	SEC USE ONLY:

4	SOURCE OF FUNDS (SEE INSTRUCTIONS): WC

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2 (d) OR 2 (e):

6	CITIZENSHIP OR PLACE OF ORGANIZATION: Guernsey

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER: —
	8	SHARE VOTING POWER: 1,737,918 shares
	9	SOLE DISPOSITIVE POWER: —
	10	SHARED DISPOSITIVE POWER: 1,737,918 shares

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON: 1,737,918 shares

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11): 12.9%

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS): CO

1	NAMES OF REPORTING PERSONS: Asset Holder PCC No 2 Limited re Ashmore Asian Recovery Fund I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):

(a) x (b)

3	SEC USE ONLY:

4	SOURCE OF FUNDS (SEE INSTRUCTIONS): WC

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2 (d) OR 2 (e):

6	CITIZENSHIP OR PLACE OF ORGANIZATION: Guernsey

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER: —
	8	SHARE VOTING POWER: 1,737,918 shares
	9	SOLE DISPOSITIVE POWER: —
	10	SHARED DISPOSITIVE POWER: 1,737,918 shares

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON: 1,737,918 shares

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11): 12.9%

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS): CO

1	NAMES OF REPORTING PERSONS: Ashmore Emerging Markets Debt Fund I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):

(a) x (b)

3	SEC USE ONLY:

4	SOURCE OF FUNDS (SEE INSTRUCTIONS): WC

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2 (d) OR 2 (e):

6	CITIZENSHIP OR PLACE OF ORGANIZATION: Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER: —
	8	SHARE VOTING POWER: 1,737,918 shares
	9	SOLE DISPOSITIVE POWER: —
	10	SHARED DISPOSITIVE POWER: 1,737,918 shares

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON: 1,737,918 shares

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11): 12.9%

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS): CO

1	NAMES OF REPORTING PERSONS: Ashmore Emerging Markets Debt and Currency Fund Limited I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):

(a) x (b)

3	SEC USE ONLY:

4	SOURCE OF FUNDS (SEE INSTRUCTIONS): WC

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2 (d) OR 2 (e):

6	CITIZENSHIP OR PLACE OF ORGANIZATION: Guernsey

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER: —
	8	SHARE VOTING POWER: 1,737,918 shares
	9	SOLE DISPOSITIVE POWER: —
	10	SHARED DISPOSITIVE POWER: 1,737,918 shares

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON: 1,737,918 shares

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11): 12.9%

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS): CO

1	NAMES OF REPORTING PERSONS: Ashmore Management Company Limited I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):

(a) x (b)

3	SEC USE ONLY:

4	SOURCE OF FUNDS (SEE INSTRUCTIONS): WC

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2 (d) OR 2 (e):

6	CITIZENSHIP OR PLACE OF ORGANIZATION: Guernsey

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER: —
	8	SHARE VOTING POWER: 1,737,918 shares
	9	SOLE DISPOSITIVE POWER: —
	10	SHARED DISPOSITIVE POWER: 1,737,918 shares

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON: 1,737,918 shares

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11): 12.9%

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS): CO

1	NAMES OF REPORTING PERSONS: Spinnaker Global Opportunity Fund Ltd I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):

(a) x (b)

3	SEC USE ONLY:

4	SOURCE OF FUNDS (SEE INSTRUCTIONS): WC

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2 (d) OR 2 (e):

6	CITIZENSHIP OR PLACE OF ORGANIZATION: British Virgin Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER: —
	8	SHARE VOTING POWER: 1,737,918 shares
	9	SOLE DISPOSITIVE POWER: —
	10	SHARED DISPOSITIVE POWER: 1,737,918 shares

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON: 1,737,918 shares

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11): 12.9%

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS): IV

1	NAMES OF REPORTING PERSONS: Spinnaker Global Emerging Markets Fund Ltd I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):

(a) x (b)

3	SEC USE ONLY:

4	SOURCE OF FUNDS (SEE INSTRUCTIONS): WC

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2 (d) OR 2 (e):

6	CITIZENSHIP OR PLACE OF ORGANIZATION: British Virgin Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER: —
	8	SHARE VOTING POWER: 1,737,918 shares
	9	SOLE DISPOSITIVE POWER: —
	10	SHARED DISPOSITIVE POWER: 1,737,918 shares

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON: 1,737,918 shares

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11): 12.9%

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS): IV

1	NAMES OF REPORTING PERSONS: Spinnaker Global Strategic Fund Ltd I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):

(a) x (b)

3	SEC USE ONLY:

4	SOURCE OF FUNDS (SEE INSTRUCTIONS): WC

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2 (d) OR 2 (e):

6	CITIZENSHIP OR PLACE OF ORGANIZATION: British Virgin Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER: —
	8	SHARE VOTING POWER: 1,737,918 shares
	9	SOLE DISPOSITIVE POWER: —
	10	SHARED DISPOSITIVE POWER: 1,737,918 shares

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON: 1,737,918 shares

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11): 12.9%

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS): IV

1	NAMES OF REPORTING PERSONS: Clearwater Undersea Cable Investments, LP I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):

(a) x (b)

3	SEC USE ONLY:

4	SOURCE OF FUNDS (SEE INSTRUCTIONS): WC

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2 (d) OR 2 (e):

6	CITIZENSHIP OR PLACE OF ORGANIZATION: Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER: —
	8	SHARE VOTING POWER: 1,737,918 shares
	9	SOLE DISPOSITIVE POWER: —
	10	SHARED DISPOSITIVE POWER: 1,737,918 shares

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON: 1,737,918 shares

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11): 12.9%

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS): PN

1	NAMES OF REPORTING PERSONS: Clearwater Capital GP, Ltd I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):

(a) x (b)

3	SEC USE ONLY:

4	SOURCE OF FUNDS (SEE INSTRUCTIONS): WC

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2 (d) OR 2 (e):

6	CITIZENSHIP OR PLACE OF ORGANIZATION: Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER: —
	8	SHARE VOTING POWER: 1,737,918 shares
	9	SOLE DISPOSITIVE POWER: —
	10	SHARED DISPOSITIVE POWER: 1,737,918 shares

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON: 1,737,918 shares

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11): 12.9%

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS): CO

TABLE OF CONTENTS

SIGNATURE
EXHIBIT INDEX
EX-1† – Letter to the Board of Directors of the Company from Freshfields Drew & Napier, on behalf of Connect Holdings Limited dated October 4, 2006.
EX-2† – Joint Filing Agreement dated September 25, 2006 (previously submitted with the original 13D on September 25, 2006 as Exhibit 1 and again with Amendment No. 1 to the 13D on October 12, 2006 as Exhibit 2).

†	Previously filed with the SEC.

Table of Contents

This Amendment No. 3 amends the Schedule 13D previously filed by Connect Holdings Limited (‘‘CHL’’) and its ultimate shareholders or control persons, Connect International Limited (‘‘CIL’’), Ashmore Global Special Situations Fund Limited (‘‘GSSF’’), Ashmore Global Special Situations Fund 2 Limited (‘‘GSSF2’’), Asset Holder PCC Limited re Ashmore Emerging Markets Liquid Investment Portfolio (‘‘EMLIP’’), Asset Holder PCC No 2 Limited re Ashmore Asian Recovery Fund (‘‘ARF’’), Ashmore Emerging Markets Debt Fund (‘‘AEMDF’’), Ashmore Emerging Markets Debt and Currency Fund Limited (‘‘AEMDCF’’), Ashmore Management Company Limited (‘‘AMC’’), Spinnaker Global Opportunity Fund Ltd (‘‘SGO’’), Spinnaker Global Emerging Markets Fund Ltd (‘‘SGEM’’), Spinnaker Global Strategic Fund Ltd (‘‘SGS’’), Clearwater Undersea Cable Investments, LP (‘‘Clearwater LP’’) and Clearwater Capital GP, Ltd (‘‘Clearwater GP’’) (collectively the ‘‘Reporting Persons’’), with the Securities and Exchange Commission (‘‘SEC’’) on September 25, 2006, as amended by Amendments No. 1 and 2 to the Schedule 13D filed by the Reporting Persons with the SEC on October 12, 2006 and November 7, 2006, respectively (as amended, the ‘‘Statement’’), with respect to the ordinary shares (the ‘‘Ordinary Shares’’) of Pacific Internet Limited (the ‘‘Company’’), a company organized and existing under the laws of the Republic of Singapore. The Ordinary Shares are the only class of shares issued and outstanding by the Company. The address of the Company’s principal executive offices is 89B Science Park Drive, #01-07, The Rutherford, Singapore 118261. Capitalized terms used but not defined herein have the meanings given to them in the Statement.

Item 4.    Purpose of Transaction

Item 4 is hereby amended and supplemented as follows:

On October 12, 2006, the Board of Directors of the Company approved the inclusion of CHL’s proposed resolution for its nominee, Mr Steven Barry Simpson, to be appointed to the Board of Directors of the Company, in the agenda of the extraordinary general meeting to be held on November 7, 2006.

At the extraordinary general meeting of the Company held on November 7, 2006, the shareholders of the Company passed a resolution approving the appointment of CHL’s nominee, Mr Steven Barry Simpson, as a director of the Company, subject to the approval of the Info-communications Development Authority of Singapore.

Item 7.    Material to be Filed as Exhibits

EX-1† Letter to the Board of Directors of the Company from Freshfields Drew & Napier, on behalf of Connect Holdings Limited dated October 4, 2006.

EX-2† Joint Filing Agreement dated September 25, 2006 (previously submitted with the original 13D on September 25, 2006 as Exhibit 1 and again with Amendment No. 1 to the 13D on October 12, 2006 as Exhibit 2).

†	Previously filed with the SEC.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: November 9, 2006

Connect Holdings Limited By: /s/ Robert McCarthy Title: Director	Ashmore Emerging Markets Debt and Currency Fund Limited By: /s/ Robert McCarthy Title: Director
Connect International Limited By: /s/ Robert McCarthy Title: Director	Ashmore Management Company Limited By: /s/ Robert McCarthy Title: Director
Ashmore Global Special Situations Fund Limited By: /s/ Robert McCarthy Title: Director	Spinnaker Global Opportunity Fund Ltd By: /s/ Robert McCarthy Title: Director
Ashmore Global Special Situations Fund 2 Limited By: /s/ Robert McCarthy Title: Director	Spinnaker Global Emerging Markets Fund Ltd By: /s/ Robert McCarthy Title: Director
Asset Holder PCC Limited re Ashmore Emerging Markets Liquid Investment Portfolio By: /s/ Robert McCarthy Title: Director	Spinnaker Global Strategic Fund Ltd By: /s/ Robert McCarthy Title: Director
Asset Holder PCC No 2 Limited re Ashmore Asian Recovery Fund By: /s/ Robert McCarthy Title: Director	Clearwater Undersea Cable Investments, LP By: /s/ Robert McCarthy Title: Director
Ashmore Emerging Markets Debt Fund By: /s/ Robert McCarthy Title: Director	Clearwater Capital GP, Ltd By: /s/ Robert McCarthy Title: Director

EXHIBIT INDEX

Exhibit

1.†	Letter to the Board of Directors of the Company from Freshfields Drew & Napier, on behalf of CHL dated October 4, 2006.

2.†	Joint Filing Agreement dated September 25, 2006 (previously submitted with the original 13D on September 25, 2006 as Exhibit 1 and again with Amendment No. 1 to the 13D on October 12, 2006 as Exhibit 2).

†	Previously filed with the SEC.